Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SECOND QUARTER RESULTS
IRVINE, Calif., July 23, 2020 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended June 30, 2020.
Second Quarter Highlights and Outlook
•Sales declined 15% to $925 million; underlying1 sales declined 14%
•TAVR sales declined 12%; underlying1 sales declined 11%
•Previously announced IP settlement resulted in $368 million charge
•EPS was $(0.20); adjusted1 EPS decreased 26% to $0.34
•Received FDA approval to initiate EVOQUE tricuspid replacement pivotal trial
•2020 sales guidance reiterated: $4.0 billion to $4.5 billion
•2020 adjusted EPS guidance increased: $1.75 to $1.95 from $1.58 to $1.75

“Even with the heroic efforts of the healthcare community, we know that this remains a very difficult time for the patients we serve as they continue to weigh the risk of COVID-19 against the severe effects of progressive heart valve disease. Edwards is committed to providing the opportunity for faster procedures, shorter hospital stays, and exceptional patient outcomes,” said Michael A. Mussallem, chairman and CEO. “Irrespective of the unpredictable surges of this deadly pandemic, there is growing recognition that valve therapy should not be postponed as these patients have an urgent need.”
Second Quarter 2020 Results
Sales for the quarter ended June 30, 2020 were $925 million, a decrease of 15% over the prior year, or down 14% on an underlying basis. Diluted earnings per share for the quarter were negative $0.20, while adjusted earnings per share decreased 26% to $0.34.
Transcatheter Aortic Valve Replacement (TAVR)
For the quarter, the company reported global TAVR sales of $594 million, a decrease of 12% over the second quarter last year, or down 11% on an underlying basis. Globally, average selling prices were stable.

“As expected, sales were depressed in April as patients and providers turned their focus to the pandemic response. However, we were encouraged by steady improvement in procedure volumes throughout May and June, when approximately 90% of our active sites performed TAVR cases. This is a testament to the dedicated heart teams and our committed clinical field teams. We hear from a number of clinicians that new patients are increasingly entering the system as they seek treatment for severe aortic stenosis,” said Mussallem.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
In the mitral position, Edwards is developing repair therapies with PASCAL and Cardioband as well as replacement therapies with the SAPIEN M3 and the EVOQUE system. In the tricuspid position, the company is pursuing the PASCAL and Cardioband repair therapies and the EVOQUE system for use in tricuspid replacement. The company has early commercial sales in Europe with several of these therapies, and is advancing each of these platforms, including five pivotal studies underway in the U.S.
Second quarter TMTT sales were $6 million, and Edwards was pleased to recently announce an intellectual property agreement which allows the company to fully dedicate time and resources to helping patients.
As previously announced, last quarter the company temporarily paused new enrollments for its active mitral and tricuspid pivotal clinical trials. In consultation with investigators and hospitals, more than half of the company’s trial sites have been re-activated and are beginning to treat patients. The company anticipates enrollment in CLASP IID/IIF and CLASP II TR trials will continue to increase in the third and fourth quarters and is still targeting U.S. approval of PASCAL device for patients with degenerative mitral regurgitation in 2022.
The company is pleased to announce FDA approval to initiate a pivotal study for the EVOQUE tricuspid replacement system, which is designed to gain U.S. approval and has breakthrough device designation from the FDA. The TRISCEND II study is a prospective, multi-center, randomized pivotal clinical trial to evaluate the EVOQUE system compared to optimal medical therapy alone in patients with severe tricuspid regurgitation.
Surgical Structural Heart and Critical Care
Surgical Structural Heart sales for the quarter were $161 million, a decrease of 26% compared to the second quarter of 2019, or down 25% on an underlying basis. Second quarter sales were primarily impacted by COVID-19, while ongoing adoption of TAVR also contributed to U.S. surgical aortic valve procedure headwinds. The company remains encouraged by clinician enthusiasm for Edwards’ resilient tissue valves, both the INSPIRIS RESILIA aortic valve and the recently FDA-approved KONECT RESILIA aortic valved conduit. Additionally, the company reported successful completion of the first commercial cases of the HARPOON mitral valve repair system in Europe.

Critical Care sales were $164 million for the quarter, representing a decrease of 11% versus the second quarter of 2019, or down 10% on an underlying basis.  Increased demand for TruWave disposable pressure monitoring devices used in the ICU remained strong in the second quarter, but was not sufficient to offset the COVID-driven impact of delayed elective procedures. The company also experienced a decline in HemoSphere advanced monitoring platform orders in the U.S. as hospitals continue to limit their capital spending as a result of COVID-19.
Additional Financial Results
For the quarter, the company’s adjusted gross margin was 74.4%, down from 76.4% in the prior year quarter. This year’s rate included incremental costs associated with responding to COVID-19, and a negative impact from foreign exchange.
Selling, general and administrative expenses in the second quarter were $275 million, or 29.7% of sales, compared to $308 million in the prior year. This reduced spending resulted from the impact of COVID-19, which interrupted the company’s planned flow of operating expenses.
Research and development expenses in the second quarter were $182 million, or 19.7% of sales, compared to $192 million in the prior year.  This decrease was primarily the result of high clinical spending in the prior year, as well as reduced current year clinical trial activity due to COVID-19.
Free cash flow for the second quarter was $123 million, defined as cash flow from operating activities of $231 million, less capital spending of $108 million.
Cash and investments totaled $1.7 billion at June 30, 2020.  Total debt was $595 million.
Outlook
The company’s guidance assumes that a progressive recovery is likely during the second half of the year. The company’s sales grew 19% in the second of half of 2019, so year-over-year comparisons will remain challenging. Even so, Edwards expects sales in the third quarter to return to 2019 levels, and for sales to start growing again in the fourth quarter.
Overall, 2020 sales guidance for Edwards continues to be $4.0 to $4.5 billion. For the third quarter of 2020, the company projects total sales to be between $1.0 and $1.2 billion. The company now expects full-year 2020 adjusted earnings per share of $1.75 to $1.95 on a post-split basis, versus previous guidance of $1.58 to $1.75, or on a pre-split basis, $4.75 to $5.25.
“Due to the unpredictability of COVID-19, including additional waves and isolated flare ups and the associated impact on the healthcare system, we are preparing to deal with the ups and downs of this pandemic for the foreseeable future. Because of the severe condition of the patients we serve and our strong patient-focused team, I remain confident in our ability to continue to successfully deliver during this global crisis,” said Mussallem.
About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader of patient-focused medical innovations for structural heart disease and critical care monitoring. We are driven by a passion for patients, dedicated to improving and enhancing lives through partnerships with clinicians and stakeholders across the global healthcare landscape. For more information, visit Edwards.com and follow us on Facebook, Instagram, LinkedIn, Twitter and YouTube.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its second quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13705594.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, third quarter and full year 2020 financial guidance, trial enrollment numbers, rate of new patients entering the system, success in navigating the global crisis, future therapy opportunities and information in the Outlook section.  Statements of past performance, efforts, or results about which inferences or assumptions may be made can also be forward-looking statements and are not indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control; these assumptions include, but are not limited to, that the most severe impacts of COVID-19 have passed and that the second half of the year will demonstrate a progressive recovery.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with COVID-19 pandemic, clinical trial or commercial results or new product approvals and therapy adoption, particularly in TAVR and TMTT; unpredictability of product launches; competitive dynamics; changes to reimbursement for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Cardioband, CLASP, EVOQUE, HARPOON, HemoSphere, INSPIRIS, INSPIRIS RESILIA, KONECT, KONECT RESILIA, PASCAL, RESILIA, SAPIEN, SAPIEN M3, TRISCEND, and TruWave are trademarks of Edwards Lifesciences Corporation or its affiliates.  All other trademarks are the property of their respective owners. This statement is made on behalf of Edwards Lifesciences Corporation and its subsidiaries.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” growth rates, in this press release excludes foreign exchange rate fluctuations and includes the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented.  Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, significant charges associated with TAVR inventory write-offs, and the purchase of intellectual property. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$925.0	$1,086.9	$2,053.7	$2,079.9
Cost of sales	238.2	304.0	503.3	535.8

Gross profit	686.8	782.9	1,550.4	1,544.1

Selling, general, and administrative expenses	274.9	308.5	582.7	588.8
Research and development expenses	182.1	191.9	369.5	363.3
Intellectual property litigation expenses	379.9	7.0	392.4	11.6
Change in fair value of contingent consideration liabilities, net	19.6	8.0	17.4	14.7
Special charge	—	—	—	24.0

Operating (loss) income	(169.7)	267.5	188.4	541.7

Interest income, net	(1.8)	(2.4)	(6.3)	(4.4)
Other expense (income), net	0.3	(1.4)	(1.6)	(3.2)

(Loss) income before (benefit from) provision for income taxes	(168.2)	271.3	196.3	549.3

(Benefit from) provision for income taxes	(46.3)	29.0	7.6	57.3

Net (loss) income	$(121.9)	$242.3	$188.7	$492.0

(Loss) earnings per share: (A)
Basic	$(0.20)	$0.39	$0.30	$0.79
Diluted	$(0.20)	$0.38	$0.30	$0.77

Weighted-average common shares outstanding: (A)
Basic	620.3	624.4	622.5	624.1
Diluted	620.3	636.2	627.7	636.4

Operating statistics
As a percentage of net sales:
Gross profit	74.2%	72.0%	75.5%	74.2%
Selling, general, and administrative expenses	29.7%	28.4%	28.4%	28.3%
Research and development expenses	19.7%	17.7%	18.0%	17.5%
Operating (loss) income	(18.3)%	24.6%	9.2%	26.0%
(Loss) income before (benefit from) provision for income taxes	(18.2)%	25.0%	9.6%	26.4%
Net (loss) income	(13.2)%	22.3%	9.2%	23.7%

Effective tax rate	27.5%	10.7%	3.9%	10.4%

Note: Numbers may not calculate due to rounding.

(A) All share and per share amounts were adjusted for the May 29, 2020 three-for-one stock split.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	June 30, 2020	December 31, 2019
ASSETS

Current assets
Cash and cash equivalents	$903.5	$1,179.1
Short-term investments	260.3	337.8
Accounts and other receivables, net	567.9	599.1
Inventories, net	735.1	640.9
Prepaid expenses	57.3	59.1
Other current assets	166.2	168.0
Total current assets	2,690.3	2,984.0

Long-term investments	594.4	585.5
Property, plant, and equipment, net	1,195.6	1,060.3
Operating lease right-of-use assets	84.7	80.1
Goodwill	1,167.7	1,167.7
Other intangible assets, net	333.5	336.5
Deferred income taxes	204.1	172.2
Other assets	153.8	101.8

Total assets	$6,424.1	$6,488.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$849.4	$876.9
Operating lease liabilities	23.8	25.5
Total current liabilities	873.2	902.4

Long-term debt	594.7	594.4
Contingent consideration liabilities	189.9	172.5
Taxes payable	214.2	236.6
Operating lease liabilities	66.0	58.9
Uncertain tax positions	181.3	171.7
Other long-term liabilities	465.7	203.3

Stockholders’ equity (A)
Common stock	633.5	218.1
Additional paid-in capital	1,323.9	1,623.3
Retained earnings	3,930.3	3,741.6
Accumulated other comprehensive loss	(146.1)	(156.0)
Treasury stock, at cost	(1,902.5)	(1,278.7)
Total stockholders’ equity	3,839.1	4,148.3

Total liabilities and stockholders’ equity	$6,424.1	$6,488.1

(A) Current year balances reflect the May 29, 2020 three-for-one stock split. Balances at December 31, 2019 were not retroactively adjusted to reflect the stock split.

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange rate fluctuations and includes the prior year sales results of a business acquired as if the acquisition had occurred at the beginning of the earliest period presented. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, significant charges associated with transcatheter aortic valve replacement ("TAVR") inventory write offs, and the purchase of intellectual property.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified above due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Litigation Settlement - In the second quarter of 2020, the Company recorded a $367.9 million charge to settle certain patent litigation related to transcatheter mitral and tricuspid repair products.

TAVR Inventory Write Off - In the second quarter of 2019, the Company recorded a $46.2 million charge, primarily comprised of the write off of inventory in response to strategic decisions regarding its TAVR portfolio.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $12.5 million and $4.6 million in the first quarter of 2020 and 2019, respectively, and $12.0 million and $7.0 million in the second quarter of 2020 and 2019, respectively.

Change in Fair Value of Contingent Consideration Liabilities, net - The Company recorded income of $2.2 million and expense of $6.7 million in the first quarter of 2020 and 2019, respectively, and expenses of $19.6 million and $8.0 million in the second quarter of 2020 and 2019, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology, patents and trademarks in the amount of $1.7 million and $0.5 million in the first quarter of 2020 and 2019, respectively, and $1.3 million and $1.2 million in the second quarter of 2020 and 2019, respectively.

Purchase of Intellectual Property - The Company recorded a $24.0 million charge in the first quarter of 2019 related to the acquisition of early-stage transcatheter intellectual property and associated clinical and regulatory experience.

(Benefit from) Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended June 30, 2020
	Net Sales	Gross Profit Margin	Operating (Loss) Income	Net (Loss) Income	Diluted EPS	Effective Tax Rate
GAAP	$925.0	74.2%	$(169.7)	$(121.9)	$(0.20)	27.5%
Non-GAAP adjustments: (A) (C)
Litigation settlement	—	—	367.9	367.9	0.49	(22.9)
Intellectual property litigation expenses	—	—	12.0	12.0	0.02	0.4
Change in fair value of contingent consideration liabilities, net	—	—	19.6	19.6	0.03	3.1
Amortization of intangible assets	—	0.2	1.3	1.3	—	0.1

(Benefit from) provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(65.4)	—	—
Adjusted	$925.0	74.4%	$231.1	$213.5	$0.34	8.2%

	Three Months Ended June 30, 2019
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS (D)	Effective Tax Rate
GAAP	$1,086.9	72.0%	$267.5	$242.3	$0.38	10.7%
Non-GAAP adjustments: (A) (C)
TAVR inventory write-off	—	4.3	46.2	46.2	0.06	1.0
Intellectual property litigation expenses	—	—	7.0	7.0	0.01	0.2
Change in fair value of contingent consideration liabilities, net	—	—	8.0	8.0	0.01	(0.2)
Amortization of intangible assets	—	0.1	1.2	1.2	—	—
Purchase of intellectual property	—	—	—	—	—	0.3

(Benefit from) provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(10.3)	—	—
Prior period ongoing tax impacts	—	—	—	(0.8)	—	—
Adjusted	$1,086.9	76.4%	$329.9	$293.6	$0.46	12.0%

	Six Months Ended June 30, 2020
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP	$2,053.7	75.5%	$188.4	$188.7	$0.30	3.9%
Non-GAAP adjustments: (A) (C)
Litigation settlement	—	—	367.9	367.9	0.49	6.7
Intellectual property litigation expenses	—	—	24.5	24.5	0.03	1.5
Change in fair value of contingent consideration liabilities, net	—	—	17.4	17.4	0.02	0.2
Amortization of intangible assets	—	0.1	3.0	3.0	—	—

(Benefit from) provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(67.6)	—	—
Adjusted	$2,053.7	75.6%	$601.2	$533.9	$0.84	12.3%

	Six Months Ended June 30, 2019
	Net Sales	Gross Profit Margin	Operating Income	Net Income	Diluted EPS (D)	Effective Tax Rate
GAAP	$2,079.9	74.2%	$541.7	$492.0	$0.77	10.4%
Non-GAAP adjustments: (A) (C)
TAVR inventory write off	—	2.2	46.2	46.2	0.06	0.6
Intellectual property litigation expenses	—	—	11.6	11.6	0.02	0.1
Change in fair value of contingent consideration liabilities, net	—	—	14.7	14.7	0.02	(0.1)
Amortization of intangible assets	—	0.1	1.7	1.7	—	—
Purchase of intellectual property	—	—	24.0	24.0	0.03	0.3

(Benefit from) provision for income taxes
Tax effect on non-GAAP adjustments (B)	—	—	—	(15.3)	—	—
Prior period ongoing tax impacts	—	—	—	(0.8)	—	—
Adjusted	$2,079.9	76.5%	$639.9	$574.1	$0.90	11.3%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(D)	All per share amounts were adjusted for the May 29, 2020 three-for-one stock split.

RECONCILIATION OF GAAP DILUTED WEIGHTED-AVERAGE SHARES TO ADJUSTED DILUTED WEIGHTED-AVERAGE SHARES

Three Months Ended June 30,
2020
GAAP Diluted Weighted-Average Shares Outstanding	620.3
Dilutive effect of stock plans	9.2
Adjusted Diluted Weighted-Average Shares Outstanding (A)	629.5

(A)
GAAP diluted weighted-average shares outstanding excludes shares associated with the Edwards' stock plans during the three months ended June 30, 2020 as the impact is anti-dilutive since Edwards reported a net loss during that period. After reflecting the non-GAAP adjustments above, these shares become dilutive.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2019 Adjusted
Sales by Product Group (QTD)	2Q 2020	2Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	2Q 2019 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$594.3	$677.7	$(83.4)	(12.3)%	$—	$(5.5)	$672.2	(11.5)%
Transcatheter Mitral and Tricuspid Therapies	6.1	7.0	(0.9)	(11.2)%	—	(0.2)	6.8	(9.3)%
Surgical Structural Heart	160.9	217.8	(56.9)	(26.1)%	—	(2.7)	215.1	(25.1)%
Critical Care	163.7	184.4	(20.7)	(11.3)%	1.2	(3.3)	182.3	(10.2)%
Total	$925.0	$1,086.9	$(161.9)	(14.9)%	$1.2	$(11.7)	$1,076.4	(14.0)%

					2019 Adjusted
Sales by Product Group (YTD)	YTD 2Q 2020	YTD 2Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	YTD 2Q 2019 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$1,336.5	$1,275.4	$61.1	4.8%	$—	$(10.5)	$1,264.9	5.7%
Transcatheter Mitral and Tricuspid Therapies	16.6	11.3	5.3	47.6%	—	(0.3)	11.0	51.2%
Surgical Structural Heart	354.3	432.5	(78.2)	(18.1)%	—	(4.8)	427.7	(17.1)%
Critical Care	346.3	360.7	(14.4)	(4.0)%	7.5	(4.6)	363.6	(4.7)%
Total	$2,053.7	$2,079.9	$(26.2)	(1.3)%	$7.5	$(20.2)	$2,067.2	(0.6)%

					2019 Adjusted
Sales by Region (QTD)	2Q 2020	2Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	2Q 2019 Adjusted Sales	Underlying Growth Rate *
United States	$516.2	$624.9	$(108.7)	(17.4)%	$1.1	$—	$626.0	(17.5)%
Europe	204.7	241.7	(37.0)	(15.2)%	0.1	(7.6)	234.2	(12.5)%
Japan	106.8	113.1	(6.3)	(5.5)%	—	2.2	115.3	(7.5)%
Rest of World	97.3	107.2	(9.9)	(9.5)%	—	(6.3)	100.9	(3.3)%
International	408.8	462.0	(53.2)	(11.5)%	0.1	(11.7)	450.4	(9.1)%
Total	$925.0	$1,086.9	$(161.9)	(14.9)%	$1.2	$(11.7)	$1,076.4	(14.0)%

					2019 Adjusted
Sales by Region (YTD)	YTD 2Q 2020	YTD 2Q 2019	Change	GAAP Growth Rate*	CASMED Acquisition	FX Impact	YTD 2Q 2019 Adjusted Sales	Underlying Growth Rate *
United States	$1,183.6	$1,187.7	$(4.1)	(0.3)%	$6.7	$—	$1,194.4	(0.9)%
Europe	454.0	476.4	(22.4)	(4.7)%	0.4	(13.9)	462.9	(1.9)%
Japan	216.8	211.5	5.3	2.5%	0.2	3.2	214.9	0.9%
Rest of World	199.3	204.3	(5.0)	(2.5)%	0.2	(9.5)	195.0	2.2%
International	870.1	892.2	(22.1)	(2.5)%	0.8	(20.2)	872.8	(0.3)%
Total	$2,053.7	$2,079.9	$(26.2)	(1.3)%	$7.5	$(20.2)	$2,067.2	(0.6)%

* Numbers may not calculate due to rounding.